                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]


Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                             ALPHA INDUSTRIES, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:
       (2) Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
       (4) Proposed maximum aggregate value of transaction: (5) Total fee paid:

[   ] Fee paid previously with preliminary materials.

       [   ] Check box if any part of the fee is offset as provided by Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount Previously Paid:
       (2)  Form, Schedule or Registration Statement No.:
       (3)  Filing Party:
       (4)  Date Filed:

                            [ALPHA INDUSTRIES LOGO]

                             ALPHA INDUSTRIES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD SEPTEMBER 13, 1999


TO THE STOCKHOLDERS OF ALPHA INDUSTRIES, INC.:

The Annual Meeting of Stockholders of Alpha Industries, Inc. ("Alpha") will be held on Monday, September 13, 1999 at 2:00 p.m. local time, at the Wyndham Garden Hotel, 30 Wheeler Road, Burlington, Massachusetts for the following purposes:

1. To elect two Class 1 directors, each to hold office until the 2002 Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2. To consider and act upon any other matters that may properly come before the Meeting or any adjourned session thereof.

The Board of Directors has fixed July 15, 1999, as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting.

You are cordially invited to attend the Meeting.

                                         By Order of the Board of Directors

                                         /s/ James C. Nemiah

                                         JAMES C. NEMIAH, Secretary

Boston, Massachusetts
July 30, 1999


                             YOUR VOTE IS IMPORTANT

         EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE DATE AND EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. A POSTAGE-PAID, RETURN-ADDRESSED ENVELOPE IS ENCLOSED.

                     YOUR PROXY VOTE WILL COUNT ONLY IF YOU
                         SIGN AND MAIL YOUR PROXY CARD.

                             ALPHA INDUSTRIES, INC.
                                 PROXY STATEMENT

The enclosed proxy, for use only at the Annual Meeting of Stockholders to be held September 13, 1999, at 2:00 p.m. local time, and any adjournment thereof, is solicited on behalf of the Board of Directors of Alpha Industries, Inc. The approximate date that we are first sending these proxy materials to stockholders is July 30, 1999. This solicitation is being made by mail and may be made in person or by fax or telephone by our officers or employees. We will pay all expenses incurred in this solicitation. We will request banks, brokerage houses and other institutions, nominees and fiduciaries to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. We will, upon request, reimburse these parties for their reasonable expenses in forwarding proxy material to beneficial owners.

You should use the enclosed proxy if you will not be attending the meeting, or if you expect to attend but want to register your vote now. You may revoke your proxy at any time before it is exercised at the meeting, either by filing with our Corporate Secretary a signed statement that you are revoking it, by signing and submitting another proxy with a later date, or by voting in person at the meeting. We will vote your shares as you instruct in your proxy, so long as it is valid, received before the meeting and not revoked. If you return a signed proxy without marking it to indicate your votes, your shares will be voted in favor of electing the two nominees for directors named in this proxy statement (or their substitutes) for three-year terms expiring in 2002.

As of July 15, 1999, there were 19,373,929 shares of Alpha's common stock outstanding. In order to hold a valid meeting and conduct business, a quorum of more than half of all of these shares must be represented at the meeting, either by valid proxy or in person. All shares that are represented at the meeting on any matter will count toward the quorum during the entire meeting and any adjourned session of the meeting. Abstentions and shares which are withheld as to voting with respect to one or more of the nominees for director will be counted in determining the existence of a quorum.


                       PROPOSAL 1 - ELECTION OF DIRECTORS

Alpha's Certificate of Incorporation and By-laws provide for the division of the Board of Directors into three classes, each having a three-year term of office. The term of one class expires each year. The terms of two directors, Mr. Sidney Topol and Mr. James W. Henderson, expire at the Meeting. Mr. Topol and Mr. Henderson have been renominated as Class 1 directors to hold office until the 2002 Annual Meeting of Stockholders and thereafter until their successors have been duly elected and qualified.

There have been two changes to the composition of the Board of Directors since the 1998 Annual Meeting of Stockholders. In June 1999, Mr. Raymond Shamie, a Director since 1985, passed away. Mr. James W. Henderson was elected to the Board of Directors in April 1999.

The persons named as proxies intend to vote for the election of each of the two nominees as a Class 1 director. In the unanticipated event that a nominee should be unable to serve, the persons named as proxies will vote the proxy for such substitute, if any, as the present Board of Directors may designate or to reduce the number of directors. The nominees have not been nominated pursuant to any arrangement or understanding with any person.

THE BOARD OF DIRECTORS

                                                     DIRECTOR   TERM
     NAME                                      AGE    SINCE    EXPIRES    CLASS
     ----                                      ---    -----    -------    -----

     George S. Kariotis.......................  76     1962      2001    Class 3

     Timothy R. Furey ........................  41     1998      2001    Class 3

  *  James W. Henderson ......................  56     1999      2002    Class 1

     Thomas C. Leonard........................  64     1996      2000    Class 2

     Arthur Pappas............................  63     1988      2000    Class 2

  *  Sidney Topol.............................  74     1992      2002    Class 1

     *  Nominees for Class 1 Directors

GEORGE S. KARIOTIS is Chairman of the Board and a Director of Alpha. He was Chairman of the Board and Chief Executive Officer of Alpha from 1962 when Alpha was founded until 1978. From 1979 to 1983, Mr. Kariotis was the Secretary of Manpower Development and Economic Affairs for the Commonwealth of Massachusetts. He was again elected Chairman of the Board in 1983 and Chief Executive Officer in 1985. Mr. Kariotis resigned as Chief Executive Officer in July 1986 while he campaigned for public office. He was re-elected Chief Executive Officer in November 1986 and served in that capacity until May 1991.

TIMOTHY R. FUREY founded Oxford Associates, a professional service firm specializing in sales and marketing performance measurement and improvement, in 1991 and has been its Chairman and Chief Executive Officer since then. Prior to 1991, Mr. Furey worked as a consultant with Boston Consulting Group, Inc., Strategic Planning Associates, Inc., Kaiser Associates and the Marketing Science Institute.

JAMES W. HENDERSON has served as the President of Analytical Systems Engineering Corporation, a provider of expert systems and communications systems and services, since 1977. He served as an Executive Vice President of Analytical Systems Engineering Corporation from 1976 to 1977 and as its Director of Systems Engineering from 1973 to 1976. Prior to joining Analytical Systems Engineering Corporation, he was a design engineer for International Business Machines Corporation and a research and development program manager for the United States Air Force.

TOM LEONARD was elected President and Chief Executive Officer of Alpha in July 1996 and was elected a Director in August 1996. Mr. Leonard joined Alpha in 1992 as General Manager of its Components and Subsystems Division. In 1994, he became the General Manager of Operations for the Alpha Microwave Division and was elected a Vice President. Mr. Leonard has over 30 years experience in the microwave industry, having held a variety of executive and senior level management and marketing positions at M/A-COM, Inc., Varian Associates, Inc. and Sylvania.

ARTHUR PAPPAS is President and Chairman of Astrodyne Corp., a manufacturer of power supplies. He has founded and sold three technology companies - Datel Systems, Inc., a manufacturer of data conversion products, Power General Corporation, a manufacturer of switching power supplies, and Metra-Byte Corporation, a manufacturer of measurement and control products for personal computers.

SIDNEY TOPOL is a Director of the Public Broadcasting System and President of The Topol Group, Inc., a consulting and investment company. He was President of Scientific-Atlanta, Inc. from 1971 to 1983, its Chief Executive Officer from 1975 to 1987 and Chairman of its Board from 1978 to 1990. Prior to 1971, Mr. Topol held various executive positions with Raytheon Company.

MEETINGS OF THE BOARD OF DIRECTORS

All directors attended at least 75% of the Board meetings and assigned committee meetings during the fiscal year ended March 28, 1999. The Board held six meetings during the year, the Compensation Committee held two meetings, and the Audit Committee held two meetings.

The members of the Audit Committee are Mr. Pappas (Chairman) and Mr. Furey, neither of whom is an employee of Alpha. The functions performed by the Audit Committee include recommending to the Board of Directors the engagement of independent auditors, reviewing the scope of the proposed audit, reviewing the scope of internal controls and reviewing the implementation by management of recommendations made by the independent auditors.

The members of the Compensation Committee are Mr. Topol (Chairman) and Mr. Furey, neither of whom is an employee of Alpha. The functions of the Compensation Committee include making recommendations to the Board of Directors concerning executive compensation, including incentive compensation.

The Board of Directors does not have a nominating committee. Changes in directors are considered by the Board of Directors.

SECURITIES BENEFICIALLY OWNED BY CERTAIN PERSONS

The following table sets forth information concerning the beneficial ownership of common stock as of July 15, 1999 by: (i) each person known by us to own beneficially five percent or more of our outstanding shares of common stock,
(ii) each Director, (iii) each Executive Officer, and (iv) all our Directors and Executive Officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Each stockholder named in the table has sole voting and investment power with respect to their shares, except as noted below and except to the extent such power may be shared by a spouse.

                                                                                        BENEFICIAL
    NAME OF BENEFICIAL OWNERS                                                            OWNERSHIP  PERCENT OF CLASS
    -------------------------
     David J. Aldrich ................................................................     100,586        ( * )
     Timothy R. Furey ................................................................       4,500        ( * )
     Jean-Pierre Gillard .............................................................      34,041        ( * )
     James W. Henderson ..............................................................       5,000        ( * )
     George S. Kariotis ..............................................................      11,838        ( * )
     Richard Langman .................................................................      61,504        ( * )
     Thomas C. Leonard ...............................................................     229,915        1.19%
     James C. Nemiah .................................................................       8,965        ( * )
     Arthur Pappas ...................................................................      12,000        ( * )
     Sidney Topol ....................................................................      49,000        ( * )
     Paul E. Vincent .................................................................      43,245        ( * )
     Executive Officers and Directors as a group (11 persons).........................     560,593        2.89%

    Harvey Kaylie and Gloria W. Kaylie................................................ 1,855,580          9.58%
    13 Neptune Avenue, Brooklyn, NY 11235

    FMR Corp.......................................................................... 1,460,100          7.54%
    82 Devonshire Street, Boston, MA 02109

    Westport Asset Management, Inc.................................................... 1,346,925          6.95%
    253 Riverside Avenue, Westport, CT 06880

(*) - Less than one percent.

Includes certain shares for Directors and Executive Officers as follows: Aldrich
- 2,106 shares under our Savings and Retirement Plan (the "401(k) Plan") and 88,500 under stock options that can be exercised within 60 days after the Record Date ("current options"); Furey - 4,500 under current options; Gillard - 2,636 shares in the 401(k) Plan and 19,750 shares under current options; Kariotis - 5,556 shares in the 401(k) Plan and 4,500 shares under current options; Langman
- 325 shares in the 401(k) Plan and 60,000 shares under current options; Leonard
- 3,266 shares in the 401(k) Plan and 172,500 under current options; Nemiah - 1,268 shares in the 401(k) Plan and 5,850 under current options; Pappas - 1,500 shares under current options; Topol - 6,000 under current options; Vincent - 4,506 shares in the 401(k) Plan and 17,400 shares under current options; Executive Officers and Directors as a Group - 19,662 shares in the 401(k) Plan and 380,500 under current options. Officers have voting power over the shares in their accounts under the 401(k) Plan.

As reported in a Schedule 13D, as amended, dated July 7, 1999, Scientific Components Corporation was the record and beneficial owner of 1,855,580 shares of our common stock as of June 30, 1999. Mr. and Mrs. Kaylie are each directors, officers and principal stockholders of Scientific Components Corporation, and may be deemed to be the beneficial owners of the shares held of record by Scientific Components Corporation. Scientific Components Corporation and Mr. and Mrs. Kaylie have shared power to vote and dispose of all of the aforementioned shares.

As reported in a Schedule 13G dated February 1, 1999, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp and a registered investment advisor, was, as of December 31, 1998, the beneficial owner of 1,460,100 shares (adjusted for stock split effective February 18, 1999) of Alpha as a result of acting as investment advisor to various registered investment companies. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 1,460,100 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity Management Trust Company, a wholly-owned bank subsidiary of FMR Corp., is the beneficial owner of 11,100 shares of the common stock of Alpha as a result of its serving as investment manager of institutional accounts. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 7,400 shares and sole power to vote or to direct the voting of 11,100 shares of common stock owned by the institutional accounts. Through their ownership of voting common stock and the execution of a stockholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

As reported in a Schedule 13G dated February 16, 1999, in which Westport Asset Management, Inc. claimed sole voting and dispositive power with respect to 1,350 shares (adjusted for stock split effective February 18, 1999) and shared voting and dispositive power with respect to 1,345,575 shares. Westport Asset Management, Inc. is a registered investment advisor. The 1,345,575 shares reported are held in certain discretionary managed accounts of Westport Asset Management, Inc., and the 1,350 shares reported are owned by officers and stockholders of Westport Asset Management, Inc. Westport Asset Management, Inc. disclaims beneficial ownership with respect to the shares reported in the filing and disclaims the existence of a group.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our Directors, Officers and beneficial owners of more than 10% of the common stock are required to report their beneficial ownership of common stock and any changes in that ownership to the SEC. Specific dates for such reporting have been established and we are required to report in this proxy statement any failure to file by the established dates during the last fiscal year. In the last fiscal year, to our knowledge, all of these filing requirements were satisfied by our directors, officers and principal stockholders.

EXECUTIVE COMPENSATION

The following table presents information about total compensation during the fiscal years ended March 28, 1999, March 29, 1998 and March 30, 1997, of the Chief Executive Officer and our four next most highly compensated Executive Officers (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                              ANNUAL COMPENSATION         COMPENSATION AWARDS
                                   ----------------------------------- ----------------------------
            NAME AND               FISCAL                               RESTRICTED    SECURITIES        ALL OTHER
           PRINCIPAL                YEAR       SALARY       BONUS         STOCK       UNDERLYING      COMPENSATION
            POSITION                ENDED       ($)          ($)        AWARDS(#)     OPTIONS (#)          ($)
--------------------------------- ---------- ----------- ------------- ------------- -------------- ----------------

Thomas C. Leonard..............    3/28/99    $296,538      $200,000       1,760         67,500          $17,293
President,                         3/29/98    $260,768      $165,000          --         75,000          $15,892
Chief Executive Officer            3/30/97    $216,923            --          --         75,000           $6,347

David J. Aldrich...............    3/28/99    $216,538      $125,000       1,179         37,500           $5,372
Executive Vice President           3/29/98    $187,693      $100,000          --         37,500           $4,791
                                   3/30/97    $166,538            --          --         67,500               --

Richard Langman ...............    3/28/99    $208,846      $105,000       1,179             --          $48,590
Vice President,                    3/29/98    $200,000      $100,000          --             --          $32,214
President of Trans-Tech, Inc.      3/30/97    $ 30,769            --          --        150,000          $33,333

Paul E. Vincent ...............    3/28/99    $156,538       $95,000         974         30,000           $8,247
Vice President,                    3/29/98    $130,000       $80,000          --             --           $6,462
Treasurer,                         3/30/97    $107,530            --          --         36,000            $ 260
Chief Financial officer

Jean-Pierre Gillard ...........    3/28/99    $168,846       $85,000         974         15,000           $8,790
Vice President                     3/29/98    $158,847       $80,000          --             --           $6,114
                                   3/30/97    $148,293            --          --         30,000               --

Bonuses are paid under the Alpha Senior Executive Incentive Plan and are based on a system of incentive compensation for superior performance as determined by the Compensation Committee. Bonuses for fiscal 1999 were accrued and included above, but were not distributed until fiscal 2000.

All Other Compensation represents: premiums paid by Alpha for various term life and whole life insurance policies for the Named Executives, certain relocation expenses and Alpha's contributions to the employee's account under the 401(k) Plan, including the contribution for fourth quarter of fiscal 1999, which was accrued and included above, but was not distributed until fiscal 2000.

Mr. Langman joined Alpha and became an executive officer of Alpha on January 28, 1997. All Other Compensation for Mr. Langman includes $42,384, $28,291 and $33,333 for relocation expenses paid by Alpha to Mr. Langman during fiscal 1999, 1998 and fiscal 1997, respectively.

Mr. Vincent became an executive officer of Alpha on January 28, 1997.

The following tables provide information about stock options granted and exercised by each of the Named Executives in fiscal 1999 and the value of options held by each at March 28, 1999.


                        OPTION GRANTS IN LAST FISCAL YEAR


                                               INDIVIDUAL GRANTS
                            ---------------------------------------------------
                             NUMBER OF                                             POTENTIAL REALIZABLE
                            SECURITIES       % OF TOTAL                             VALUE AT ASSUMED
                            UNDERLYING        OPTIONS        EXERCISE             ANNUAL RATES OF STOCK
                              OPTIONS        GRANTED TO      OR BASE    EXPIR-    PRICE APPRECIATION FOR
                              GRANTED       EMPLOYEES IN     PRICE      ATION          OPTION TERM
          NAME                  (#)         FISCAL YEAR      ($/SH)     DATE        5%            10%
--------------------------  ------------   --------------  ----------  --------  -----------------------

Thomas C. Leonard             67,500           14.00%        $7.583    9/14/08   $321,901       $815,761
David J. Aldrich              37,500            7.78%        $7.583    9/14/08   $178,834       $453,201
Richard Langman                   --               --            --         --         --             --
Paul E. Vincent               30,000            6.22%        $7.583    9/14/08   $143,067       $362,560
Jean-Pierre Gillard           15,000            3.11%        $7.583    9/14/08    $71,534       $181,280

The options were granted under the 1996 Plan and vest, in general at a rate of 20% per year commencing one year after the date of grant, provided the holder of the option remains employed by Alpha. Options may not be exercised beyond 90 days after the holder ceases to be employed by Alpha, except in the event of termination by reason of death, retirement or permanent disability, in which event the option may be exercised for up to one year following termination. The assumed annual rates of stock price appreciation are compounded annually for the full term of the options.

 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES


                                                            NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                                  UNDERLYING                      IN-THE-MONEY
NAME                           SHARES                        UNEXERCISED OPTIONS AT                OPTIONS AT
                            ACQUIRED ON     VALUE              MARCH 28, 1999 (#)               MARCH 28, 1999 ($)
                              EXERCISE     REALIZED      ---------------------------------------------------------------
                                (#)          ($)          EXERCISABLE     UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------
Thomas C. Leonard........      15,000      $145,005         142,500          172,500       $2,175,270      $1,861,530
David J. Aldrich.........           -             -          67,500          120,000         $827,367      $1,446,325
Richard Langman..........           -             -          60,000           90,000         $813,780      $1,220,670
Paul E. Vincent..........       4,000       $41,332          16,250           52,500         $218,336        $632,912
Jean-Pierre Gillard......       6,752      $149,313          11,250           35,500         $138,521        $426,284

Values of unexercised options are based on the $18.56 closing price of Alpha's Common stock on March 26, 1999 on the NASDAQ National Market, minus the respective option exercise price.

LONG-TERM COMPENSATION PLAN

Alpha's Long-Term Compensation Plan (the "Long-Term Compensation Plan") is a non-qualified supplemental executive retirement plan (SERP) providing deferred compensation for senior executives designated by the Compensation Committee. The following table illustrates the approximate level of benefits payable to a participant under the Long-Term Compensation Plan who retires at age 65 and receives his or her benefit in the form of a single life annuity. The amounts shown do not reflect any reduction for Offset Amounts, as defined below.

                               PENSION PLAN TABLE


     HIGHEST 12 MONTHS              YEARS OF SERVICE
      BASE PAY DURING  ------------------------------------------------
      FINAL 36 MONTHS     1            5            10            15+
      ---------------  -------      -------      --------      --------
         $100,000      $ 3,333      $16,667      $ 33,333      $ 50,000
         $150,000      $ 5,000      $25,000      $ 50,000      $ 75,000
         $200,000      $ 6,667      $33,333      $ 66,667      $100,000
         $250,000      $ 8,333      $41,667      $ 83,333      $125,000
         $300,000      $10,000      $50,000      $100,000      $150,000

The benefit payable under the Long-Term Compensation Plan is based upon a straight life annuity beginning at age 65 equal to 50% of a participant's regular base pay during the highest 12 consecutive months within the 36 month period immediately preceding the participant's retirement. The benefit is ratably reduced if the participant retires with less than 15 Years of Service as a full time employee following October 1, 1990 or retires prior to age 65. The cash benefit payable to a participant is offset by the sum of (i) certain matching Alpha contributions to the 401(k) Plan and (ii) 50% of the value of an annuity which could be purchased using the gain from exercised stock options or, in certain cases, stock options which are then exercisable, which have been designated by the Compensation Committee as options to be offset (the "Offset Amounts"). The cash benefit is not subject to offset for social security benefits.

If a participant elects to retire before age 65 and to begin receiving benefits immediately, or if a participant elects a joint and survivor benefit, the amount of the benefit is actuarially adjusted. Alternatively, the participant may elect to take a lump sum distribution of an actuarially equivalent amount. If a participant dies prior to retirement, his or her beneficiary is entitled to a ten year annuity at a rate equal to 25% of the participant's base pay, less the value of the Offset Amounts.

During the fiscal year ended March 28, 1999, only Mr. Leonard participated in the Long-Term Compensation Plan. The compensation amount that would have been included in base compensation for purposes of calculating the benefit under the Long-Term Compensation Plan for Mr. Leonard was $296,538. At year end, Mr. Leonard had four Years of Service under the Long-Term Compensation Plan.

EXECUTIVE COMPENSATION PLAN

Alpha's Executive Compensation Plan (the "Executive Compensation Plan") is an unfunded, non-qualified deferred compensation plan for the purpose of providing deferred compensation for selected management employees. Participants may elect to defer a portion of their compensation, and Alpha, in its sole discretion, may make additional contributions to the account of a participant on such terms as Alpha specifies. All deferred amounts are held in a trust. Participants defer recognizing taxable income on the amount held for their benefit until the amounts are paid.

Participants normally receive the deferrals upon retirement. Special rules are provided for distributions in the case of a participant's death or disability, a change in control of Alpha, early retirement, or in the event of unforeseen emergencies, all as defined in the Executive Compensation Plan. During the fiscal year ended March 28, 1999, Mr. Langman, Mr. Aldrich and Mr. Gillard participated in the Executive Compensation Plan. Alpha did not make any discretionary contributions to their accounts for fiscal 1999.

EMPLOYMENT AGREEMENTS

Alpha has severance agreements with the Named Executives, under which they are entitled to receive various benefits in the event that they are terminated under specified circumstances, as described below.

If Mr. Leonard is terminated or quits within two years after a change in control of Alpha, he will receive a lump sum payment equal to two times his annual salary. If he is terminated without cause or quits for good reason at any other time, he will receive two years of salary continuation. In all such cases, all of his stock options will vest immediately. If Mr. Leonard retires within twelve months after September 30, 1999, Alpha will enter into a two year consulting arrangement with him at a consulting fee equal to his salary and all of his stock options will vest immediately. The term of Mr. Leonard's severance agreement is indefinite.

With respect to each of the other Named Executives, if the officer is terminated or quits within two years after a change in control of Alpha, or if the officer is terminated at any time without good cause, the officer will receive two years of salary continuation. In all such cases, all of the officer's stock options will vest immediately. The term of these agreements is indefinite.

COMPENSATION OF DIRECTORS

Directors who are not employees of Alpha are paid a quarterly retainer of $3,375 plus an additional $1,000 for each full-day meeting (including separate committee meetings) attended. Directors who serve as Chairman of a committee of the Board of Directors receive an additional quarterly retainer of $250. In addition, each new non-employee director receives an option to purchase 22,500 shares of Common stock immediately following the earlier of Alpha's Annual Meeting of Stockholders at which said director is first elected by the stockholders or following his appointment by the Board of Directors. In addition, following each Annual Meeting of Stockholders each director who is continuing in office receives an option to purchase 7,500 shares of common stock. The exercise price of stock options granted to Directors is the fair market value on the day of grant.

In August 1992, Alpha entered into a consulting arrangement with Mr. Topol pursuant to which Mr. Topol will provide consulting services to Alpha in return for a fee of $7,000 per quarter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors consists of Mr. Topol and Mr. Furey. No member of the Compensation Committee is a former or current officer or employee of Alpha or any of its subsidiaries. See "Compensation Committee Report on Executive Compensation."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for developing and making recommendations with respect to policies for executive officer compensation. The Compensation Committee determines the compensation to be paid to the Chief Executive Officer and each of the other executive officers of Alpha.

Alpha, based on the recommendations of the Compensation Committee, has entered into severance agreements with each of Mr. Leonard, Mr. Aldrich, Mr. Gillard, Mr. Langman and Mr. Vincent. Such agreements do not guarantee salary, position or benefits, but provide salary continuation in the event of a termination after a change in control or certain other terminations, as described under the heading "Employment Agreements" in this Proxy Statement.

The objective of the Compensation Committee in determining the type and amount of executive compensation is to provide a level of compensation that allows Alpha to attract and retain superior talent, to achieve its business objectives, and to align the financial interests of the executive officers with the stockholders of Alpha. The elements of compensation for the executives are base salary, short-term cash incentives, long-term stock-based incentives and retirement plans.

Compensation for Alpha's Chief Executive Officer and the other executives, including salary and short and long-term incentives, is established at levels that are competitive with the compensation of comparable executives in similar companies. The Compensation Committee periodically utilizes studies from independent compensation experts on executive compensation in comparable high technology and manufacturing companies, especially those located in the Greater Boston area and the east coast of the United States. Based on these studies, the Compensation Committee establishes base salaries, and expected short-term and long-term incentive compensation, so as to set the combined value near the median of the range indicated by the studies. In establishing individual compensation, the Compensation Committee considers the individual experience and performance of the executive, as well as the performance of Alpha. The Compensation Committee also relies on the recommendations of the Chief Executive Officer for determining the salaries for the other executives.

Short-term incentive compensation for each executive is established annually by the Compensation Committee, by tying a percentage of each executive's total cash compensation to the accomplishment of specific financial objectives for Alpha and for each division.

Long-term, stock-based incentive compensation has been provided under the 1986 Plan and the 1996 Plan (collectively, the "Option Plans"). The 1986 Plan expired in December 1996, and the 1996 Plan was approved by Alpha's stockholders in September 1996. Under the Option Plans, the Committee has, in the past, awarded nonqualified stock options, incentive stock options and restricted stock awards. Restricted stock awards involve the issuance of shares of common stock which may not be transferred or otherwise encumbered, subject to certain exceptions, for varying amounts of time, and which will be forfeited, in whole or in part, if the employee leaves Alpha. Options and restricted share awards provide a method of tying the value of the executive's compensation to the value of Alpha's common stock.

Alpha also permits executives and other employees to purchase Company common stock through the Employee Stock Purchase Plan at a discount. Under the 401(k) Plan, Alpha can also match a portion of the contributions of executives and other employees by issuing Company common stock.

The stock ownership afforded under the Option Plans, the Stock Purchase Plan and the 401(k) Plan allows executives to acquire a significant, long-term stock ownership position in Alpha, which serves to align the executives' interests with stockholders' interests.

The final component of executive compensation provides executives with deferred income. Executives designated by the Compensation Committee participate in the Long-Term Compensation Plan and the Executive Compensation Plan, which are discussed under "Long-Term Compensation Plan" and "Executive Compensation Plan" above. Executives may also participate in the 401(k) Plan.

During fiscal 1999, the Compensation Committee established the compensation of Thomas C. Leonard, the President and Chief Executive Officer of Alpha, using the same criteria that were used to determine the compensation of the other executive officers, as described above. Mr. Leonard received a salary of $296,538 and received 67,000 options to purchase shares of common stock at an exercise price of $7.583 per share under the 1996 Plan. Based on studies prepared by independent compensation consultants, Mr. Leonard's total compensation for fiscal 1999 was in the middle range of executives of similar companies.

                                             Report Submitted

                                             By:  Compensation Committee
                                                 -----------------------
                                                      Sidney Topol and
                                                      Timothy R. Furey

Performance Graph

The following graph shows the yearly change in Alpha's cumulative total stockholder return for fiscal years ended April 2, 1995, March 31, 1996, March 30, 1997, March 29, 1998 and March 28, 1999, based upon the market price of Alpha's common stock, compared with: (i) the cumulative total return on the Standard & Poor's 500 Index and (ii) the Standard & Poor's Technology 500 Index.


                     COMPARISON OF CUMULATIVE TOTAL RETURN

                                [GRAPH OMITTED]

                    ------------------------------------------------------
                    FY94      FY95      FY96      FY97      FY98      FY99
     ---------------------------------------------------------------------
     AHAA           100       $360      $278      $196      $488      $882

     Tech 500       100       $127      $171      $231      $349      $560

     S&P 500        100       $116      $153      $183      $271      $321
     ---------------------------------------------------------------------


The above graph assumes a total initial investment of $100 as of April 3, 1994, and shows a "Total Return" that assumes reinvestment of dividends and is based on market capitalization at the beginning of each period.

On June 2, 1998, Alpha ceased trading on the American Stock Exchange and began trading on the Nasdaq National Market under the symbol "AHAA."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Scientific Components Corporation, currently the record holder of 9.58% of Alpha's common stock, is a customer of Alpha. During the fiscal year ended March 28, 1999, Scientific Components Corporation purchased approximately $7.4 million of Alpha's products in the ordinary course of business. See "Securities Beneficially Owned by Certain Persons".

OTHER PROPOSED ACTION

As of the date hereof, the management of Alpha knows of no business to come before the Meeting other than the election of directors. However, if any other business should properly be presented to the Meeting, the proxies will be voted in respect thereof in accordance with the judgment of the person or persons holding the proxies.

                                  OTHER MATTERS

VOTING PROCEDURES

The votes of stockholders present in person or represented by proxy at the Meeting will be tabulated by an inspector of elections appointed by Alpha. The representation in person or by proxy of at least a majority of the shares of common stock outstanding on the record date is necessary to constitute a quorum at the Meeting. Abstentions and broker "non-votes" are each counted as present in determining whether a quorum is present. The two nominees for director of Alpha who receive the greatest number of votes cast by stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon will be elected directors of Alpha.

Abstentions and broker "non-votes" will have no effect on the outcome of the vote for the election of directors. Shares of common stock held of record by brokers who do not return a signed and dated proxy will not be considered present at the Meeting, will not be counted towards a quorum and will not be voted in the election of directors.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed KPMG LLP as the independent certified public accountants to audit the consolidated financial statements of Alpha for the fiscal year ending April 2, 2000. Such firm and its predecessors have served continuously in that capacity since 1974. A representative of KPMG LLP will be present at the Meeting, will be afforded the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by Alpha under the Securities Act of 1933, as amended, or the Exchange Act, the sections of the Proxy Statement entitled "Compensation Committee Report on Executive Compensation" and "Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

ANNUAL REPORT ON FORM 10-K

Copies of Alpha's Annual Report on Form 10-K for the fiscal year ended March 28, 1999 as filed with the Securities and Exchange Commission are available to stockholders without charge upon written request addressed to Investor Relations, Alpha Industries, Inc., 20 Sylvan Road, Woburn, Massachusetts 01801.

STOCKHOLDER PROPOSALS

Under SEC regulations, any stockholder desiring to make a proposal to be acted upon at the 2000 Annual Meeting of Stockholders must present such proposal Alpha by April 1, 2000 for the proposal to be considered for inclusion in our proxy statement. If a proponent fails to notify Alpha by June 14, 2000 of a non-Rule 14a-8 stockholder proposal which it intends to submit at Alpha's 2000 Annual Meeting of Stockholders, the proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the proxies named therein to vote with respect to such matter.

                             ALPHA INDUSTRIES, INC.
                                      PROXY

The undersigned hereby appoint(s) George S. Kariotis and James C. Nemiah, and each of them, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of Alpha Industries, Inc. to be held on September 13, 1999, and at any adjournment or adjournments thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at the meeting upon the election of directors, in accordance with the following instructions and with discretionary authority upon such other matters as may come before the meeting. All previous proxies are hereby revoked.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED AND IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AS DIRECTORS.

                                                                       ------

Continued, and to be Signed, on reverse side                         SEE REVERSE
(Please fill in the reverse side and mail in enclosed envelope)         SIDE

                                                                       ------
--------------------------------------------------------------------------------
[REVERSE SIDE]

 [ X ] Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AS DIRECTORS.
                                        WITHHOLD AUTHORITY
                            FOR             FROM BOTH         Nominees:
                       BOTH NOMINEES         NOMINEES         Sidney Topol
1. Election of             [   ]              [   ]           James W. Henderson
    Directors.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW)

                                             MARK HERE            MARK HERE
                                            FOR ADDRESS          IF YOU PLAN
                                         CHANGE AND [   ]      TO ATTEND [   ]
                                           NOTE AT LEFT          THE MEETING


Signature: ______________ Date ______    Signature ______________  Date _______

(Signature should be the same as the name printed on this Proxy. Executors, administrators, trustees, guardians, attorneys and officers of corporations should add their names when signing.)